Exhibit 10.1

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Executive)

Littelfuse, Inc. (“Littelfuse”) hereby grants you restricted stock units (“Restricted Stock Units” or “RSUs”) through the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), subject to terms and conditions as described herein.

Participant (“you”): {Name}

Date of Grant: {Date}

Number of Restricted Stock Units: {No. RSUs}

Vesting Schedule: The vesting and forfeiture provisions that apply to your Restricted Stock Units are described in detail in Sections 11 and 18.6 of the Plan and the attached Terms and Conditions. In general, subject to certain accelerated vesting and forfeiture provisions described below, so long as you have not previously separated from service with Littelfuse and its affiliates, your Restricted Stock Units will vest (in whole shares) as follows:

Vesting Date	Percentage of RSUs Vested
{Date}	100%

Effect of Separation from Service: In general, if you separate from service with Littelfuse and its affiliates before a vesting date for any reason, you will forfeit all RSUs in which you have not yet vested, unless:

●

your separation is due to death or “Disability” (as defined in the Plan), or occurs without cause after you have both reached age 62 and completed 5 years of service with Littelfuse and its affiliates, in which case a portion of your unvested RSUs will vest based on your service with Littelfuse and its affiliates as follows:

(1)

first, the total number of shares of RSUs you were originally awarded is multiplied by a fraction, the numerator of which is the number of full months of service you completed from your date of grant to date of separation and the denominator of which is 36;

(2)	second, the amount is reduced by the number of previously vested RSUs; and

(3)	third, the amount is rounded down to the nearest whole number (so that no fractional shares will vest).

Any RSUs that remain unvested after application of the above will be immediately forfeited as of your separation date;

For example: You are awarded 600 RSUs on April 22, 2016. Your award will vest 1/3 each year starting on the anniversary of your grant date. You separate from service with Littelfuse due to Disability on November 15, 2017. Your separation date is more than 18 months but less than 19 months from your date of grant. Since you separated from service after 18 full months of service (from your date of grant) because of Disability, then in addition to your 200 vested RSUs, you would also become vested in an additional 100 RSUs: (600 RSUs x 18/36)-200 = 100 RSUs. You would have a total of 300 vested RSUs. The remaining 300 RSUs would be forfeited.

●

there is a sale of Littelfuse’s stock or assets that qualifies as a “Change in Control” (as defined in the Plan), in which case you will become fully vested in all of your RSUs immediately prior to such Change in Control.

Also, the Committee may, in its sole discretion, choose to accelerate the vesting of awards in special circumstances.

Additional Terms: Your rights and duties and those of Littelfuse under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

This Award is designated as a bonus that is in addition to your regular cash wages. No amount of common stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan or program of Littelfuse or its affiliates. It will not be included in calculating any employment-related benefits to which you may be entitled from your employing Littelfuse affiliate. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. Vesting ceases as of your separation from service with Littelfuse and its affiliates. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of Delaware. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of Chicago, State of Illinois, United States.

WAIVER OF DATA PRIVACY FOR NON-U.S. RESIDENTS

By accepting this Award (whether by electronic means or otherwise), you consent to Littelfuse holding, processing, using, and transferring your personal data relating to this Award across country borders to the Littelfuse corporate headquarters in the United States, to the extent determined by Littelfuse to be necessary to operate the Plan, administer awards, maintain records of holders of equity rights in Littelfuse, carry out the operations of Littelfuse, or comply with securities or other applicable laws. You acknowledge that transfers of your personal data may include providing your information to recordkeepers or third party administrators for the Plan, registrars or brokers hired to handle transactions involving Littelfuse common stock, or prospective or future purchasers of Littelfuse (or its affiliates or the business for which you work). You further acknowledge that your personal information may include your name, address, tax identification number, work location, and information about your awards. You further acknowledge that you have received a copy of the Plan and that you understand your participation in the Plan is voluntary. You can revoke your consent to the transfer of your personal data, access or correct your data, or obtain a copy of the Littelfuse data processing policies or the Plan, by contacting our Global Director, Compensation & Benefits during normal U.S. business hours.

Questions: If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document, or contact our Global Director, Compensation & Benefits during normal U.S. business hours.

LITTELFUSE, INC.

Gordon Hunter
Chairman, President and Chief Executive Officer

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

(Executive – {Year} Grant)

This document is intended to provide you some background on the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the restricted stock unit award (the “Restricted Stock Units” or “RSUs”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and “Littelfuse” are intended to refer to Littelfuse, Inc.

Background

1. How are award recipients chosen?

Under our current process, the Compensation Committee of our Board of Directors (the “Committee”) makes recommendations to the full Board regarding executive equity awards for their approval.

2. What is the value of my award?

The value of each share covered by your RSU award is equal to the market price of one share of Littelfuse common stock, which will be paid to you in the form of common stock (or in certain cases, its cash equivalent) as soon as practicable after your Restricted Stock Units vest.

Under current United States tax laws and the laws of most non-U.S. countries in which we operate, you will be taxed on the market price of the share(s) of common stock vesting under your RSU award at the time the common stock (or in certain cases, its cash equivalent) is paid to you in settlement of your award. We recommend that you consult your personal tax advisor to discuss the potential tax consequences to you of receiving this award of Restricted Stock Units.

Note that no amount of cash or common stock received by you pursuant to your award will be considered compensation for purposes of any severance or any pension, retirement, insurance, or other employee benefit plan of Littelfuse or its affiliates.

3. Who keeps track of my Restricted Stock Units and vesting?

We have hired the financial services firm of Merrill Lynch to provide you with an on-line program to track the value of your Restricted Stock Units. their vesting and related tax withholding, and to handle certain related stock transactions.

Terms and Conditions

4. When will my Restricted Stock Units vest?

One-hundred percent (100%) of your Restricted Stock Units will vest (in whole shares) on {Date} as indicated in your Award Agreement.

Your Award Agreement may provide for earlier vesting dates upon specific events, such as your separation from service due to your death or “Disability” (as defined in the Plan), eligible retirement, or following certain corporate transactions. Please refer to your Award Agreement to see if special early vesting dates apply to your Restricted Stock Units.

The Committee may, in its sole discretion, choose to accelerate or extend the vesting of awards in special circumstances.

If you are subject to the Littelfuse Insider Trading Policy, the vesting of your Restricted Stock Units may be automatically delayed until a window period is available under the policy. We hope that this will better enable you to use or sell common stock to cover your tax liabilities, if you wish to do so.

5. When do I receive payment?

As soon as administratively practical after your award vests, one share of our common stock (or in certain cases, its cash equivalent) will be delivered to you for each RSU that vests. Delivery of shares, either electronically or in certificate form (as we determine), will usually be made within approximately 15 days after vesting. Fractional shares will not be paid.

By accepting this award, you acknowledge that, except as may otherwise be provided in your Award Agreement, any separation from service prior to a vesting date will result in the loss of all of your unvested Restricted Stock Units and any other rights associated with your unvested Restricted Stock Units under the Plan. You have no rights to shares or other compensation for the loss of rights under the Plan in the event of your separation from service.

6. Do I have to pay any tax on my award of common stock that I receive?

Yes, if you are a United States taxpayer, you are subject to federal (and in some cases, state and local) income taxes on the fair market value of your Restricted Stock Units in the year that you are paid shares of common stock (or in certain cases, their cash equivalent) in settlement of your award. If you are an employee, we are required, under current tax laws of the United States and certain states and municipalities, to withhold taxes from you. This will be accomplished by the withholding of whole shares of common stock sufficient to pay the minimum statutory income taxes due on your award. We will round down to the nearest whole share. To the extent this share withholding is not sufficient or is prohibited or limited by applicable law, you will ultimately be responsible for any additional taxes due. If withholding is determined by us to be not possible or inadequate, we will have the right to require cash payment and/or make deductions from other payments due to you that are sufficient to satisfy these requirements.

If you are subject to taxation in a country other than the United States, we have the right to deduct or withhold amounts as required by local requirements. This may be accomplished by the withholding of whole shares of common stock, where permitted by law. Please consult your personal tax advisor for advice on your particular situation.

Please note that we make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your award.

7. What are my rights as a stockholder in my Restricted Stock Units?

Until you actually receive shares (if any) of common stock in settlement of your award, you will generally have no rights as a stockholder with respect to those shares, such as the right to vote the shares or the right to receive dividends on the shares, unless the Committee provides otherwise in your Award Agreement.

8. Are there restrictions on the transfer of my Restricted Stock Units?

Generally, you may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate your RSUs, whether voluntarily or involuntarily, by operation of law or otherwise, except upon your death or your “Disability” (as defined in the Plan). If you suffer a “Disability,” your legal representative can act on your behalf. If you die, your beneficiary or the personal representative of your estate can act on your behalf. Once you receive any share of common stock, you will normally be entitled to all rights of ownership to such share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

If you are subject to the laws of Hong Kong, you may be restricted from selling any shares of common stock you receive upon the settlement of your RSUs for six months.

9. How do I designate my beneficiary or beneficiaries?

Enclosed with your award materials is a beneficiary designation form. You must file the completed form with Corporate Human Resources. Each time you file a beneficiary designation form, all previously filed beneficiary designation forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single beneficiary designation form (including attachments, if necessary). If you do not file a beneficiary designation form, benefits remaining unpaid at your death will be paid to your estate.

10. Are there restrictions on the delivery and sale of shares of stock?

Since all of our executives are subject to the Littelfuse Inc. Insider Trading Policy, you will only be allowed to sell the vested portion of your award (or conduct any trading of Littelfuse common stock) during a period when the trading window is open and with the advance approval of our Chief Legal Officer (see the Littelfuse Inc. Insider Trading Policy for more details).

Shares of our common stock issued to you upon the vesting of Restricted Stock Units are subject to federal securities laws. In some cases, foreign, state or local securities laws may also apply. If the Committee determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of your shares until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue shares of common stock to you.

In certain cases, the Committee may decide to instead pay you the cash equivalent of the shares of common stock to which you would otherwise be entitled.

Where applicable, the certificates evidencing any shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

11. Does the receipt of my award guarantee continued service with Littelfuse?

No. Neither the establishment of the Plan, your award of Restricted Stock Units, nor the issuance of shares of common stock or other consideration in connection with your award gives you the right to continued employment or service with Littelfuse (or any of our subsidiaries or affiliates).

12. What events can trigger forfeiture of my Restricted Stock Units?

Except as may otherwise be specifically provided in your Award Agreement, your unvested Restricted Stock Units will normally be cancelled and forfeited upon your separation from service with Littelfuse and its subsidiaries and affiliates. The Committee may, in its discretion, accelerate the vesting of your award in special circumstances, subject to certain provisions of the Plan and the law.

13. What documents govern my Restricted Stock Units?

The Plan, your Award Agreement, and these Terms and Conditions express the entire understanding between you and Littelfuse with respect to your Restricted Stock Units. In the event of any conflict between these documents, the terms of the Plan will always govern. You should never rely on any oral description of the Plan or your Award Agreement because the written terms of the Plan will always govern. The Committee (or its delegate) has the authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.